Filed Pursuant to Rule 424(b)(3)

Registration No. 333-235675

PROSPECTUS

Up to 1,773,102 Shares of Common Stock

FEDNAT HOLDING COMPANY

This prospectus relates to up to 1,773,102 shares of our common stock that may be offered for sale from time to time by the person named in this prospectus identified under the heading “Selling Shareholder” on page 7 of this prospectus and any other selling shareholder that may be identified in any applicable prospectus supplement in connection with resales. We will not receive any proceeds from the resale of any of the shares of common stock being registered hereby.

Investing in our securities involves risks, which we describe in our Annual Report on Form 10-K and in other documents that we subsequently file with the Securities and Exchange Commission, as described in “Risk Factors” on page 3 of this prospectus.

Shares of our common stock are traded on the NASDAQ Global Market under the symbol “FNHC.” The closing sale price of our common stock as reported on the NASDAQ Global Market on December 31, 2019 was $16.63 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 31, 2019

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ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Shareholder may not make an offer to sell these shares of common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. FedNat Holding Company’s business, financial condition, results of operations and prospects may have changed since such dates.

In this prospectus, we frequently use the terms “we,” “our,” “us,” “FedNat” or the “Company” to refer to FedNat Holding Company and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “forecast,” “guidance,” “indicate,” “intend,” “may,” “might,” “outlook,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” “will,” “would,” “will be,” “will continue” or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Management cautions that the forward-looking statements contained in this prospectus and the information incorporated by reference are not guarantees of future performance, and we cannot assume that such statements will be realized or the forward-looking events and circumstances will occur. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K, and discussed from time to time in our other reports filed with the Securities and Exchange Commission, or the SEC. Some of the factors that could cause actual results to differ from our expectations are:

•	uncertainties related to estimates, assumptions and projections relating to unpaid losses and loss adjustment expenses and other accounting policies;

•	the costs of reinsurance, assessments charged by various governmental agencies, pricing competition, and other initiatives by competitors;

•	the risk of non-collectability of reinsurance;

•	the ability to successfully integrate operations we recently acquired;

•	trends in claims and coverage issues;

•	the impact of new regulations adopted in Florida and in other states in which we do business that affect the property and casualty insurance market;

•	our ability to obtain regulatory approval for requested rate changes and the timing thereof;

•	the statutorily approved assessments that support property and casualty insurance pools and associations, which will cause our revenues and operating performance to fluctuate;

•	weather conditions and natural disasters (including, but not limited to, the severity and frequency of storms, hurricanes, tornados and hail);

•	inflation and other changes in economic conditions, including changes in financial markets;

•	legislative and regulatory developments;

•	climate change;

•	security breaches and other system disruptions;

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the implications of having debt outstanding, including the potential failure to comply with the covenants in our senior note indenture, which failure could arise as a result of events beyond our control;

•	dependence on investment income and the composition of our investment portfolio;

•	the adequacy of our liability for loss, loss reserves and loss adjustment expense;

•	our relationship with insurance agents, and our ability to recruit and retain them;

•	claims experience and catastrophe losses;

•	ratings by industry services;

•	reliance on key personnel;

•	acts of war and terrorist activities, among other man-made disasters;

•	court decisions and trends in litigation and health care; and

•	other factors set forth in this prospectus or in our other filings with the SEC.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included or incorporated by reference into this prospectus and in the information incorporated by reference are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

In making your decision, you should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. You must rely on your own examination of our Company.

This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. We will make conformed copies of the actual documents available to you upon request.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You can obtain such reports, proxy statements and other information that we file electronically with the SEC on the SEC’s website at http://www.sec.gov. We also make our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13 of the Exchange Act available free of charge on our website at www.fednat.com, as soon as reasonably practicable after they are electronically filed with the SEC. The information on our website is not part of this prospectus, except to the extent filed with the SEC and specifically incorporated herein by reference. You may request a copy of these filings without charge by writing or telephoning our Corporate Secretary at the following address or phone number:

FedNat Holding Company

14050 N.W. 14th Street, Suite 180

Sunrise, FL 33323

Tel: 954-581-9993

We have filed with the SEC a registration statement under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information presented in the registration statement and its exhibits. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the terms of those documents that we consider material. If you want a complete description of the content of the documents, you should obtain copies of the full documents by following the procedures described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference the documents listed below that we have filed with the SEC, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the following reports (except for the portions of our Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the SEC, which are deemed not to be incorporated by reference into this prospectus):

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 7, 2019;

•	our Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 2018, filed on April 30, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 8, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed on August 7, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed on November 12, 2019;

•	our definitive proxy statement on Schedule 14A for our 2019 annual meeting of shareholders, filed on August 30, 2019;

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our Current Reports on Form 8-K filed on January 14, 2019, February  26, 2019 (as amended on March  6, 2019), February 28, 2019, March  6, 2019, April 5, 2019, July  1, 2019, July 17, 2019, August  12, 2019, August 13, 2019, October 15, 2019, October 21, 2019, and December 2, 2019; and

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the description of our common stock contained in the Registration Statement on Form 8-A filed on October 28, 1998, including any amendments or reports filed for the purposes of updating such description.

In addition, all other reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) on or after the date of filing the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and (b) on or after the date of this prospectus until the earlier of the date on which all of the shares of common stock registered hereunder have been sold by the Selling Shareholder or the date the registration statement has been withdrawn shall be deemed to be incorporated by reference into this prospectus.

Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus as if that information were included in this prospectus. That information will become part of this prospectus from the date the information is filed with the SEC.

We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we file with the SEC, unless otherwise specified in such report.

Each person, including any beneficial owner, to whom this prospectus has been delivered may request a copy of any or all of the filings we have incorporated by reference but not delivered with this prospectus, without charge, by writing or telephoning our Corporate Secretary at: FedNat Holding Company, 14050 N.W. 14th Street, Suite 180, Sunrise, FL 33323, telephone: 954-581-9993.

FEDNAT HOLDING COMPANY

Overview

We are an insurance holding company that controls substantially all steps in the insurance underwriting, distribution and claims processes through our subsidiaries and our contractual relationships with our independent agents and general agents.

We, through our wholly owned subsidiaries, are authorized to underwrite, and/or place, homeowners’ multi-peril (which we refer to as “homeowners”), federal flood and other lines of insurance in Florida and other states. We market, distribute and service our own and third-party insurers’ products and other services through a network of independent and general agents.

FedNat Insurance Company, or FNIC, one of our wholly owned insurance subsidiaries, is licensed as an admitted carrier, to write specific lines of insurance by the state’s insurance departments in Florida, Louisiana, Texas, Georgia, South Carolina, Alabama and Mississippi. Monarch National Insurance Company, or MNIC, one of our other insurance subsidiaries, is licensed as an admitted carrier in Florida. As discussed under “Recent Events” below, we recently acquired Maison Insurance Company, or Maison, which is licensed as an admitted carrier in Louisiana, Texas and Florida. Admitted carriers are bound by rate and form regulations, and are strictly regulated to protect policyholders from a variety of illegal and unethical practices. Admitted carriers are also required to financially contribute to the state guarantee fund used to pay for losses if an insurance carrier becomes insolvent or unable to pay loss amounts due to their policyholders.

Through our wholly owned subsidiary, FedNat Underwriters, Inc., we serve as managing general agent for FNIC and MNIC and through our recently acquired wholly owned subsidiary, Maison Managers, Inc., we serve as managing general agent for Maison.

Recent Events

Acquisition of Maison Companies. On December 2, 2019, the Company closed its acquisition from 1347 Property Insurance Holdings, Inc., or PIH, of PIH’s insurance operations conducted through Maison, Maison Managers, Inc. and Claimcor, LLC, which we refer to collectively as the Maison Companies. The acquisition was completed pursuant to the Equity Purchase Agreement dated as of February 25, 2019 among the Company, PIH and the Maison Companies.

In exchange for the equity of the Maison Companies, PIH received as consideration from the Company (i) $25.5 million in cash and (ii) 1,773,102 shares of the Company’s common stock, which is equal to $25.5 million divided by the weighted average closing price per share of the Company’s common stock on NASDAQ during the 20 trading days immediately preceding the closing date. The shares issued to PIH, which represent approximately 12% of the Company’s shares outstanding, were issued without registration under the Securities Act of 1933, as amended, pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act. With the completion of this acquisition, the Company owns 100% of the Maison Companies.

The Company agreed to register the resale of the shares issued to PIH following the closing, pursuant to the Registration Rights Agreement dated December 2, 2019 with PIH. The resale of these shares is subject to the terms of a five-year Standstill Agreement dated December 2, 2019 with PIH, the terms of which are described below (see “Recent Events—Standstill Agreement”).

In addition, surplus notes issued by Maison to PIH in an amount equal to $18 million plus accrued but unpaid interest were repaid to PIH and were replaced with new surplus notes funded by the Company.

PIH received five-year rights of first refusal to provide reinsurance of up to 7.5% of any layer in the Company’s catastrophe reinsurance program, up to a maximum aggregate in force amount of all reinsurance coverage sold to the Company of $15 million, pursuant to a Reinsurance Capacity Right of First Refusal Agreement dated December 2, 2019 with PIH. A wholly owned subsidiary of PIH, Fundamental Global Advisors LLC, or the Advisor, and the Company also entered into an Investment Advisory Agreement dated December 2, 2019 pursuant to which the Advisor will provide investment advisory services to the Company for five years for an annual advisory fee of $100,000. PIH also agreed to a non-compete for five years following the closing with respect to residential property insurance in Alabama, Florida, Georgia, Louisiana, South Carolina and Texas.

Standstill Agreement with PIH. Under the Standstill Agreement, PIH has agreed to vote all shares of the Company’s common stock in accordance with the recommendations of the Company’s Board of Directors with respect to any matter presented for a vote by the Company’s shareholders where the Board of Directors has made a recommendation on such matter. The term of the Standstill Agreement is five years from the closing date, or through December 2, 2024.

In addition, during the five-year term of the Standstill Agreement, PIH shall not, directly or indirectly, do any of the following:

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Acquire, offer, propose to acquire, agree to acquire, purchase, or make a tender or exchange offer to acquire, any Voting Securities (as defined below), other than a direct issuance of Voting Securities by FedNat that is approved in writing in advance by FedNat;

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Sell, offer, propose to sell, agree to sell, or accept any tender or exchange offer for, in any one transaction or in any series of related transactions, any Voting Securities in excess of: (i) 2.5% of all Voting Securities that are issued and outstanding at the time of such sale; or (ii) with respect to PIH only, in any three consecutive month period, 25.0% of the shares of FedNat common stock that were issued to PIH pursuant to the acquisition of the Maison Companies;

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Engage or participate in any solicitation of proxies or consents regarding the FedNat common stock, make any stockholder proposals at a meeting of FedNat’s stockholders, or induce or attempt to induce any other person to initiate any stockholder proposals at any meeting of FedNat’s stockholders;

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Publicly advise, seek to advise, encourage, seek to encourage, influence or seek to influence any person with respect to the voting of any shares of FedNat common stock held by other stockholders of FedNat;

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Take action to nominate or present any person for election to the FedNat Board of Directors at any annual meeting of FedNat’s stockholders or any other meeting of FedNat’s stockholders called for the purpose of electing directors;

•	Seek, propose or make any public statements with respect to any FedNat action requiring approval of FedNat’s stockholders;

•	Deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities;

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Propose, or make any public statement with respect to, any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving FedNat, including, without limitation, a merger, tender or exchange offer, share repurchase or liquidation of FedNat’s assets;

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Seek, alone or in concert with others, (i) to call a meeting of stockholders of FedNat; (ii) representation on the Board; (iii) the removal of any FedNat officer and/or director; or (iv) to support financially, or through the giving of services or information, any Person who is suing or contemplating suing FedNat or any of its affiliates, or is conducting or contemplating a solicitation in opposition to a proposal by the Board or FedNat’s management; or

•	Enter into, engage in, encourage or otherwise participate in any transaction designed to circumvent any of the restrictions set forth in the Standstill Agreement.

For purposes of the Standstill Agreement, “Voting Securities” are defined as (i) all shares of FedNat common stock, (ii) all other equity securities issued by FedNat pursuant to which the holder thereof has the right to vote on any matter relating to FedNat (whether such right is conveyed by the terms of the securities, by law, or otherwise), and (iii) all securities and other instruments of any type that are convertible into the securities described in items (i) and (ii) above, in each case that are owned or held, whether direct or indirectly, and whether beneficially or of record, by PIH at any time, regardless of when they were acquired and regardless of whether they were issued pursuant to the acquisition of the Maison Companies.

The foregoing restrictions are applicable to any purchaser or transferee of Voting Securities in a privately negotiated transaction.

This description of the terms of the Standstill Agreement is a summary only and is qualified in its entirety by reference to the full text of the Standstill Agreement, which is filed as Exhibit 4.3 to the registration statement of which this prospectus forms a part and incorporated herein by reference.

Corporate Information

We were incorporated in Florida in 1991, and changed our name from 21st Century Holding Company to Federated National Holding Company in 2012 and to FedNat Holding Company in 2018. Our principal executive offices are located at 14050 N.W. 14th Street, Suite 180, Sunrise, Florida 33323, and our telephone number is (954) 581-9993. Our website is www.fednat.com. The information contained on our website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.

For further information regarding us and our financial information, you should refer to our filings with the SEC. See “Incorporation of Certain Documents by Reference.”

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, incorporated by reference herein, before making an investment decision to purchase our shares. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In addition to the risk factors described in our filings pursuant to the Exchange Act, purchasers of our common stock should consider the risk factors described below. The risks described below and in the documents referred to above are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, and results of operations. If any of these risks actually occurs, our business, financial condition and results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We may face difficulties related to our recently completed acquisition of the Maison Companies, which could harm our growth or operating results.

On December 2, 2019, we completed our previously announced acquisition of the Maison Companies (see “FedNat Holding Company—Recent Events”). As with any acquisition, we face the substantial risks associated with acquisitions of existing businesses. These risks include, but are not limited to, the risk that we may not be able to fully integrate the operations, personnel, services or technologies of the Maison Companies; the risks associated with determining adequate loss reserves for the insurance operations we acquired; the potential disruption of our ongoing businesses; the diversion of management attention because of the substantial management time and resources required; and the difficulty in developing or maintaining controls and procedures. We have begun the process of integrating the operations we acquired. There can be no assurances, however, that we will be able to successfully complete this integration.

Completing the integration of the Maison Companies may require us to use cash resources, incur contingent liabilities, amortize intangible assets, or write-off acquisition-related expenses. We may also be faced with material liabilities not disclosed to us as part of our due diligence process. If we are not able to address these liabilities and otherwise successfully integrate the acquired business, we may not receive the intended benefits of this acquisition. As a result, our ongoing business, financial condition and results of operations could be materially adversely affected.

Future sales of our common stock by our existing shareholders in the public market, or the possibility or perception of such future sales, or sales of additional shares of common stock by us, could depress our stock price.

Investors currently known to be the beneficial owners of more than 5.0% of our common stock hold approximately 37% of our outstanding shares. Sales of a substantial number of shares of our common stock in the public market or otherwise by our existing shareholders, or the possibility or perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

In connection with the December 2, 2019 closing of the acquisition of the Maison Companies, we issued 1,773,102 shares of the Company’s common stock to PIH, which constitutes approximately 11.8% of our total shares outstanding (including shares subject to vesting). The resale of these shares is being registered on PIH’s behalf pursuant to the registration statement of which this prospectus forms a part. Although PIH’s resale of these shares will be subject to the limitations in the Standstill Agreement, any such resales could nevertheless depress our stock price. (See “FedNat Holding Company—Recent Events—Standstill Agreement.”)

In addition, we may issue additional shares of our common stock from time to time in the future in amounts that may be significant. The sale of substantial amounts of our common stock by us, or the perception that these sales may occur, could adversely impact our stock price.

USE OF PROCEEDS

All shares of common stock sold pursuant to this prospectus will be offered and sold by the Selling Shareholder. We will not receive any of the proceeds from such sales.

DIVIDEND POLICY

Our Board of Directors has declared regular quarterly dividends since the fourth quarter 2012. In November 2019, our Board of Directors declared a dividend of $0.09. This reflects both our commitment to returning capital to our shareholders and the Board’s confidence in our business plan.

Payment of dividends in the future will depend on our earnings and financial position and such other factors as our Board of Directors deems relevant. Moreover, our ability to continue to pay dividends may be restricted by, among other things, regulatory limits on the amount of dividends that FNIC, MNIC and Maison are permitted to pay to us, as their parent company, under applicable insurance laws and regulations.

DESCRIPTION OF OUR CAPITAL STOCK

The following description of our capital stock does not constitute a complete description of all of the terms of our capital stock and should be read in conjunction with our Second Restated Articles of Incorporation and our Second Amended and Restated Bylaws, which have been filed by us with the SEC.

Capital Stock

Our authorized capital stock currently consists of:

•	25,000,000 shares of common stock, $0.01 par value, and

•	1,000,000 shares of preferred stock, $0.01 par value.

As of December 16, 2019, we had outstanding 14,967,290 shares of our common stock (including shares subject to vesting) and no shares of preferred stock. In addition, we currently have reserved for issuance under our equity incentive compensation plans (including shares issuable upon the exercise of outstanding options) a total of 689,890 shares of our common stock. Our shares of common stock are held by approximately 120 shareholders of record.

The following summary describes the material terms of our common stock and our preferred stock. The description of our capital stock is qualified by reference to our articles of incorporation and by-laws.

Common Stock

Dividends. Subject to the rights of the holders of our preferred stock, holders of shares of our common stock are entitled to receive dividends that may be declared by our board of directors out of legally available funds.

Voting Rights. Except as otherwise required by law or as may be provided in the resolutions of the board of directors authorizing the issuance of any class or series of preferred stock, the holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders and do not have cumulative voting rights. Holders of our common stock entitled to vote in any election of directors may elect by a plurality of the votes cast for nominees for election to our board of directors.

Liquidation Rights. Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, and after the holders of our preferred stock have been paid in full the amounts to which they are entitled, if any, the holders of our common stock are entitled to share ratably in all assets available for distribution after payment in full to our creditors and holders of our preferred stock, if any.

Other Provisions. The holders of our common stock are not entitled to preemptive or similar rights. The outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that our board of directors may designate and we may issue in the future.

Preferred Stock

We are currently authorized to issue up to 1,000,000 shares of preferred stock, none of which are issued and outstanding. Our board of directors, in its sole discretion, may designate and issue one or more classes or series of preferred stock from our authorized and unissued shares of preferred stock. Subject to limitations imposed by law or our articles of incorporation, our board of directors is empowered to determine:

•	the voting rights, whether special or conditional, full or limited, of each class or series of preferred stock,

•	the designation of and the number of shares comprising the class or series of preferred stock,

•	the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series,

•	the redemption prices and terms applicable, if any, to any class or series of preferred stock,

•	whether or not the shares of a class or series will be subject to a retirement or sinking fund and the terms applicable thereto,

•	the dividend rights and dividend rate, if any, for any class or series of preferred stock,

•	the amounts payable on the series upon our liquidation, dissolution or winding-up,

•	the terms and conditions of any conversion rights for the class or series of preferred stock, if any, and

•	the terms and conditions of any other special rights and protective provisions that the board of directors deems advisable.

Florida Statutory Anti-Takeover Provisions

General. The Florida Business Corporation Act, as amended, or the FBCA, contains provisions that apply to us and that are designed to enhance the ability of our board to respond to and potentially defer attempts to acquire control of FedNat. These provisions may discourage altogether takeover attempts which have not been approved by our board of directors. This could include takeover attempts that our non-affiliate shareholders deem to be in their best interest and which may represent a current premium for their shares in relation to prevailing market prices of our common stock on the NASDAQ Global Market. These provisions may also adversely affect the price that a potential purchaser would be willing to pay for our common stock and, therefore, deprive you of the opportunity to obtain a takeover premium for your shares. These provisions could make the removal of our incumbent directors and management more difficult. These provisions may enable a minority of our directors and the holders of a minority of our outstanding voting stock or the holders of an existing control block to prevent, delay, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of a majority of our non-affiliate shareholders. These provisions could also potentially adversely affect the market price of our common stock.

The following summarizes the anti-takeover provisions contained in the FBCA.

Authorized but Unissued Stock. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of stock may enable our board of directors to issue shares of stock to persons friendly to existing management. This may have the effect of discouraging attempts to obtain control of FedNat. The perception in the market of a large number of authorized but unissued shares of our common and preferred stock could have a negative impact on the price of our common stock.

Evaluation of Impact of Acquisition Proposals on Non-Shareholder Constituencies. The FBCA expressly permits our board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of our assets, or any similar extraordinary transaction, to consider in addition to shareholder interests all relevant factors, including, without limitation, the social, legal, and economic effects on our employees, customers and suppliers and our subsidiaries, on the communities and geographical areas in which they operate. Our board may also consider the amount of consideration being offered in relation to the then current market price for outstanding shares of capital stock and our then current value in a freely negotiated transaction. Our board of directors believes that these provisions are in our long-term best interests and those of our shareholders.

Control Share Acquisitions. We are subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within specified putative voting ranges will not possess voting rights in the election of our directors unless the voting rights associated with the shares are approved by a majority vote of our disinterested shareholders. The control share statute does not directly prevent the acquiring person’s acquisition of shares. Instead, the statute deters or delays takeovers by denying voting rights to “control shares.” Control shares are shares owned by the acquiring person that (but for the operation of the statute) would raise the acquiring person’s voting power to or above certain threshold levels (20%, 33.3%, or 50.1%). Voting rights may be restored only if the acquiring person files an acquiring person statement and requests a shareholder meeting to vote on whether the acquiring person’s shares should be accorded voting rights. Voting rights are restored only to the extent approved by the disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any of our officers or employees who is also a director. The practical effect of the control share statute is to prevent bidders from assuming immediate control of the tendered shares, thereby allowing management time to mobilize its defenses.

These provisions do not apply to shares acquired under, among other things, an agreement or plan of merger or share exchange approved by our board of directors and carried out in compliance with the relevant provisions of Florida law and to which we are a party, or an acquisition of shares otherwise approved by our board of directors.

Affiliated Transactions with Interested Shareholders. We are subject to the Florida affiliated transactions statute, which generally requires the approval of the holders of 66-2/3% of our outstanding voting shares, other than the shares owned by an “interested shareholder”—generally, any person who is the beneficial owner of more than 10% of the outstanding voting stock of FedNat—to effectuate an affiliated transaction. An “affiliated transaction” is a transaction that involves FedNat and an interested shareholder or an affiliate of an interested shareholder, including, among others, a merger, a sale of assets, a sale of shares, a liquidation, or a reclassification of securities and loans. The special voting requirement does not apply in certain specified circumstances. These provisions could prohibit or delay the announcement or consummation of mergers or other takeover or change-in-control attempts of FedNat. Accordingly, these provisions may discourage attempts to acquire FedNat.

Anti-Takeover Provisions of Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws currently contain certain provisions that may make it more difficult and time-consuming for shareholders or third parties to influence our management, policies or affairs, and may discourage, delay or prevent a transaction involving a change-in-control of FedNat offering a premium over the current market price of our common stock. These provisions include those that:

•	prohibit cumulative voting in the election of our directors,

•	establish a classified board of directors with staggered three-year terms,

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provide that the written request of holders of record who hold, in the aggregate, a net long position, as defined in our bylaws, in shares representing at least 25% of the outstanding shares of the company is required for shareholders to call special meetings of our shareholders,

•	provide for 25,000,000 shares of authorized common stock,

•	provide for 1,000,000 shares of authorized preferred stock,

•	eliminate the ability of shareholders to take action by written consent in lieu of a shareholder meeting,

•	establish advance notice and disclosure procedures for shareholders to bring matters before a meeting of our shareholders,

•

provide that directors may only be removed from office prior to the expiration of his or her term for cause and upon the affirmative vote of at least two-thirds of the outstanding capital stock entitled to vote for the election of directors,

•	establish advance notice and disclosure requirements for shareholder nomination of directors, and

•	establish majority voting requirements to amend the antitakeover provisions included in the articles of incorporation and bylaws.

These provisions could also discourage proxy contests and make it more difficult for our shareholders to elect directors and cause us to take extraordinary corporate actions. In addition, the existence of these provisions, together with Florida law, might hinder or delay an attempted takeover other than through negotiations with our board. As a result, we may be less likely to receive unsolicited offers to acquire us that some of our shareholders might consider beneficial.

Indemnification Provisions

Florida law authorizes a company to indemnify its directors and officers in certain instances against certain liabilities they may incur by virtue of their relationship with the company. Further, a Florida corporation is authorized to provide further indemnification or advancement of expenses to any of its directors, officers, employees, or agents, except for acts or omissions which constitute:

•	a violation of the criminal law unless the individual had reasonable cause to believe it was lawful,

•	a transaction in which the individual derived an improper personal benefit,

•

in the case of a director, a circumstance under which certain liability provisions of the FBCA are applicable related to payment of dividends or other distributions or repurchases of shares in violation of the FBCA, or

•	willful misconduct or a conscious disregard for the best interest of the company in a proceeding by the company, or a company shareholder.

A Florida corporation also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agent, which we have done.

Our articles of incorporation provide that our directors will not be personally liable for monetary damages to us to the fullest extent permitted by Florida law. Our articles of incorporation further provide that we may insure, will indemnify and will advance expenses on behalf of our officers and directors to the fullest extent not prohibited by law.

Our bylaws provide that we will indemnify, or advance expenses to, to the fullest extent authorized by the FBCA, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that he or she (a) is or was a director of FedNat, (b) is or was serving at the request of FedNat as a director of another corporation, (c) is or was an officer of FedNat, provided that he or she is or was at the time a director of FedNat, or (d) is or was serving at the request of FedNat as an officer of another corporation, provided that he or she is or was at the time a director of FedNat or a director of such other corporation, serving at the request of FedNat.

We are also a party to indemnification agreements with each of our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling FedNat pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Computershare is the transfer agent and registrar for our common stock.

SELLING SHAREHOLDER

This prospectus covers the offering of up to 1,773,102 shares of our common stock by 1347 Property Insurance Holdings, Inc., the Selling Shareholder. The Selling Shareholder acquired its shares of common stock in the closing of the sale of the Maison Companies to us on December 2, 2019 (see “FedNat Holding Company—Recent Events” above for further information). These shares are being registered pursuant to the Registration Rights Agreement entered into with the Selling Shareholder at the closing.

The Selling Shareholder’s ability to sell the shares is restricted pursuant to the terms of the Standstill Agreement also entered into at the closing of our acquisition of the Maison Companies. Pursuant to the Standstill Agreement, the Selling Shareholder has agreed to refrain from certain actions as a shareholder of the Company and to limit its resales of the shares, in any one transaction or series of transactions, to 2.5% of the total shares outstanding at the time of such sale or, in any three-month period, to 25% of the shares issued to the Selling Shareholder. The term of the Standstill Agreement is five years from the closing date. See “FedNat Holding Company—Recent Events—Standstill Agreement.” In addition, for insurance regulatory purposes, the Selling Shareholder has also executed a disclaimer of control, which provides that no person at the Selling Shareholder does or will exercise any control, directly or indirectly, over the activities of the applicant (FedNat, MNIC, or Maison) or any entity owned or controlled by the applicant and licensed by the Florida Office of Insurance Regulation and, further, that no other person will attempt to exercise any control, either directly or indirectly, over the activities of the applicant or any licensee without the advance written consent of the Florida Office of Insurance Regulation.

Subject to the terms of the Standstill Agreement, the Selling Shareholder or its transferees, donees, pledgees, assignees or other successors-in-interest may from time to time offer, sell or otherwise dispose of the shares of common stock pursuant to this prospectus, as such prospectus may be supplemented from time to time.

The shares of common stock issued to the Selling Shareholder are “restricted” shares under applicable federal and state securities laws. The registration of such shares of common stock does not necessarily mean, however, that any of these shares will be offered or sold by the Selling Shareholder. Subject to the terms of the Standstill Agreement, the Selling Shareholder may from time to time offer and sell all or a portion of its shares in the open market, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The registered shares of common stock may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer or underwriter and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. See “Plan of Distribution.”

The Selling Shareholder reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares of common stock to be made directly or through agents. To the extent that the Selling Shareholder is a broker or dealer, it may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions received by it and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act. As of the date of this prospectus, based on the representations received by the Company from the Selling Shareholder, the Selling Shareholder is not a broker or dealer or affiliated with a broker or dealer.

The following table sets forth information regarding the resale of shares of common stock pursuant to this prospectus, including the number of shares beneficially owned by the Selling Shareholder, the number of shares that may be sold in this offering and the number of shares the Selling Shareholder will own after the offering, assuming it sells all of the shares of common stock offered. Because the Selling Shareholder may dispose of all, none or some portion of the shares, no estimate can be given as to the number of shares that will be beneficially owned by the Selling Shareholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering, none of the shares covered by this prospectus will be beneficially owned by the Selling Shareholder and have further assumed that the Selling Shareholder will not acquire beneficial ownership of any additional shares during the offering. The information appearing in the table below is based on information provided by or on behalf of the Selling Shareholder. We will not receive any proceeds from the resale of the shares by the Selling Shareholder. We may supplement or amend this prospectus to include additional selling shareholders upon provision of required information to us and subject to the terms of the Registration Rights Agreement.

Name	Number of shares of Common Stock Beneficially Owned Prior to this Offering (1)	Beneficial Ownership Before this Offering (%)(1)	Number of shares of Common Stock Offered Hereby	Number of shares of Common Stock after Offering	Beneficial Ownership after this Offering (%)(1)
1347 Property Insurance Holdings, Inc.	1,773,102	11.8%	1,773,102	—	—

(1)

This table is based upon information supplied by the Selling Shareholder. We have determined beneficial ownership in accordance with the rules of the SEC. Based on the information furnished to us, the Selling Shareholder has sole voting and investment power with respect to all shares of common stock that it beneficially owns. Applicable percentages are based on 14,967,290 shares of common stock outstanding on December 16, 2019, including shares subject to vesting.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the Selling Shareholder in the acquisition of the Maison Companies (see “FedNat Holding Company—Recent Events”) in accordance with the Registration Rights Agreement entered into with the Selling Shareholder at the closing of the transaction, which permits the resale of these shares by the Selling Shareholder from time to time after the date of this prospectus, subject to the limitations set forth in the Standstill Agreement also entered into at the closing. We will not receive any of the proceeds from the sale by the Selling Shareholder of the shares. We will bear all fees and expenses incident to our performance of or compliance with our obligations to register the shares (excluding any underwriting discounts and selling commissions, stock transfer taxes and fees of the Selling Shareholder’s counsel) whether or not any shares are sold by the Selling Shareholder.

The Selling Shareholder may sell all or a portion of the shares beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares may be sold on any national securities exchange on which the common stock is listed at the time of sale, or in transactions otherwise than on an exchange, and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Shareholder may use any one or more of the following methods when selling the shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholder also may resell all or a portion of the shares in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that the transactions meet the criteria and conform to the requirements of those provisions. The shares covered by this prospectus may also be sold to non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act rather than under this prospectus, provided that the transactions meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Shareholder may arrange for other broker-dealers to participate in sales. If the Selling Shareholder effects such transactions by selling shares to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but may not be in excess of a customary brokerage commissions as provided in applicable rules and regulations.

The Selling Shareholder has been advised that it may not use shares registered on the registration statement of which this prospectus forms a part to cover short sales of our shares made prior to the date the registration statement has been declared effective by the SEC.

The Selling Shareholder and any broker-dealer or agents participating in the distribution of the shares covered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To the extent that the Selling Shareholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the Selling Shareholder will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12, and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The Selling Shareholder has informed the Company that it is not a registered broker-dealer and that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares. Upon the Company being notified in writing by the Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares covered by this prospectus through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

The Selling Shareholder and any other person participating in the distribution of shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

We have agreed to pay all fees and expenses incident to our performance of or compliance with our obligations under the Registration Rights Agreement (excluding any underwriting discounts and selling commissions, stock transfer taxes and fees of the Selling Shareholder’s counsel) whether or not any shares are sold pursuant to the registration statement of which this prospectus forms a part, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of our legal counsel, and fees and expenses of all other persons we retain in connection with the consummation of the transactions contemplated by the Registration Rights Agreement, including our independent registered public accountants.

Pursuant to the Registration Rights Agreement, we have agreed to indemnify the Selling Shareholder, to the fullest extent permitted by applicable law, from and against certain losses, including losses arising out of or based upon any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of our obligations under the Registration Rights Agreement, subject to certain exceptions. The Selling Shareholder has also agreed, pursuant to the Registration Rights Agreement, to indemnify us, to the fullest extent permitted by applicable law, from and against certain losses, including losses arising solely out of or based solely upon certain untrue statements or omissions of a material fact contained in any registration statement, any prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, but only to the extent that such untrue statements or omissions are based solely upon information regarding the Selling Shareholder furnished in writing to us by or on behalf of the Selling Shareholder expressly for use therein.

In the event a claim for indemnification under the Registration Rights Agreement is unavailable or insufficient to hold the party making the claim harmless for any losses, the indemnifying party is obligated to contribute to the amount paid or payable by the party making the claim as a result of such losses, in such proportion as is appropriate to reflect the relative fault of us and the Selling Shareholder in connection with the actions, statements or omissions that resulted in such losses as well as any other relevant equitable considerations.

LEGAL MATTERS

Nelson Mullins Riley & Scarborough LLP, a limited liability partnership, will issue an opinion about certain legal matters with respect to the shares of common stock.

EXPERTS

The consolidated financial statements of FedNat Holding Company appearing in FedNat Holding Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (including schedules appearing therein), and the effectiveness of FedNat Holding Company’s internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

FEDNAT HOLDING COMPANY

Up to 1,773,102 Shares of Common Stock

December 31, 2019